Exhibit 10.6
November 8, 2018
JOB OFFER LETTER
Dear Jason:
Robinhood Markets, Inc. (the “Company”) is pleased to offer you employment on the following terms:
Position Your initial title will be Chief Financial Officer, and you will initially report to Vladimir Tenev. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
Cash Compensation
Cash Compensation. The Company will pay you a starting salary at the rate of $300,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.
In appreciation for your decision to join us, the Company will pay you a $300,000 payable in three equal installments. The first installment will be paid during your first month of employment.
You will earn this first bonus installment payment by remaining employed with the Company for one-full year. Upon your termination or resignation for any reason prior to your one-year anniversary date with the Company, you will be required to repay the first bonus installment payment, prorated based on the number of full calendar months you were employed by the Company as of the date of your termination or resignation.
If you are employed with the Company on the one-year anniversary of your first date of employment, the company will pay the second bonus installment in the first paycheck after your one-year anniversary. Bonus installments will be payable in accordance with the Company’s standard payroll practice and subject to applicable withholding taxes. If your employment with the Company is terminated for any reason during your first year of employment, you will not be eligible for the second installment.
If you are employed with the Company on the two-year anniversary of your first date of employment, the company will pay the third bonus installment in the first paycheck after your two-year anniversary. These bonus installments will be payable in accordance with the Company’s standard payroll practice and subject to applicable withholding taxes. If your employment with the Company is terminated for any reason during your first two years of employment, you will not be eligible for the third installment.
Employee Benefits
As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.
Stock Options
Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 700,000 shares of the Company’s Common Stock (the “Option”). The exercise price per share of the Option will be determined by the Board of Directors or the Compensation Committee when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2013 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the Option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement. The Option will be subject to accelerated vesting upon a change of control of the Company.
Equity Compensation
Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted 700,000 restricted stock units of the Company’s Common Stock (the “RSU”). The RSUs will be subject to the terms and conditions applicable to equity compensation granted under the Company’s applicable equity compensation plan. You will vest in 25% of the RSU shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable agreements. Equity compensation will be subject to accelerated vesting upon a change of control of the Company.
Proprietary Information And Invention Agreements
Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement.
Employment Relationship
Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
Tax Matters
•Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law
•Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.
Interpretation, Amendments and Enforcement
This letter agreement and Proprietary Information and Inventions Agreement supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Santa Clara County, California in connection with any Dispute or any claim related to any Dispute.

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on November 9, 2018. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before November 4, 2018.

Very truly yours,

Robinhood Markets Inc.

/s/ Baiju Prafulkumar Bhatt
By: Baiju Prafulkumar Bhatt
Title: Co-President

I have read and accept this employment offer:

/s/ Jason Warnick
Signature of Employee

Dated: 11/8/2018